Exhibit 23.1

Consent of Independent Auditor

We consent to the incorporation by reference in the Registration Statement (Form S-3, No. 333-192437), of Arthur J. Gallagher & Co., and in the related Prospectuses, of our report dated April 7, 2014, with respect to the combined financial report of the Broking Division of Wesfarmers Limited included in this Current Report on Form 8-K of Arthur J. Gallagher & Co., for the years ended June 30, 2013, June 30, 2012 and June 30, 2011.

/s/ Ernst & Young

Ernst & Young

Sydney, Australia

April 7, 2014